NON-NEGOTIABLE PROMISSORY NOTE

$190,315                                                           June 29, 2006

                                 THINKPATH, INC.

                                 PROMISSORY NOTE

         FOR VALUE RECEIVED, THINKPATH, INC., an Ohio company (the "Company"), hereby promises to pay to John Kennedy, the registered holder of this Note (the "Holder") the principal sum of $190,315 (the "Principal Amount"), together with any and all interest accrued thereon as provided in this Note, on or before the sooner of June 29, 2008 or the occurrence of an Event of Default (as defined in Section 3 below) (the "Maturity Date"). All payments by the Company pursuant to this Note shall be made without set-off or counterclaim.

                  This Note is subject to the following additional provisions to which the Holder, by acceptance of this Note, agrees:

         1. Prepayment. The Company may prepay this Note, in whole or in part, at any time and from time to time without prepayment premium or penalty. Any prepayment shall be credited first to accrued and unpaid Interest (as defined below) and then to the outstanding Principal Amount.

         2. Computation of Interest.

                  (a) Base Interest Rate. Subject to subsections 2(b) and 2(c) below, the outstanding Principal Amount shall bear interest at the Wall Street Journal Large Bank prime rate, adjusted quarterly, commencing on the date hereof (the "Interest"). Interest shall be due and payable on a quarterly basis with the first quarterly payment due on September 30, 2006. All computations of Interest hereunder shall be made based on the actual number of days elapsed in a year of 365 days (including the first day but excluding the last day during which any such Principal Amount is outstanding). The Principal Amount of this Note, together with any accrued and unpaid Interest, shall be due and payable in full on the Maturity Date.

                  (b) Default Interest. If any Event of Default (as defined in
Section 3 below) has occurred and is continuing, the outstanding Principal Amount of this Note, together with any accrued and unpaid Interest, and all other amounts provided for herein (collectively, the "Note Amount") shall bear interest from and after such Event of Default at a rate equal to the Wall Street Journal Large Bank prime rate plus 2.0% (the "Default Rate"), adjusted quarterly; provided, that in no event shall the interest rate exceed the Maximum Rate provided in Section 2(c) below.

                  (c) Maximum Rate. In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note ("Applicable Usury Laws"), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the "Maximum Rate"), then such interest shall be recalculated for the period in question and any excess over the Maximum




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Rate paid to the Holder with respect to such period shall be credited, without further agreement or notice, to the outstanding Principal Amount to reduce the outstanding Principal Amount by such credited amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to the Principal Amount and the Holder had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable on the Maturity Date. In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws to the use or detention of money or to forbearance in seeking its collection.

         3. Event of Default; Acceleration. The Note Amount shall become immediately due and payable upon the occurrence of any of the following events (each an "Event of Default"): (a) the dissolution of the Company or Thinkpath, Inc., an Ontario corporation (the "Guarantor"); (b) the admission in writing of the Company's or the Guarantor's inability to pay its debts as they become due;
(c) any assignment by the Company or the Guarantor for the benefit of creditors;
(d) any application by the Company or the Guarantor for appointment of a receiver; (e) the commencement by the Company or the Guarantor of a voluntary case under any provision of the Federal Bankruptcy Code (the "Code") or amendments thereto or any other federal or state law or Canadian law affording relief to debtors; (f) there shall be commenced against the Company or the Guarantor any such proceeding, application or an involuntary case under the Code or Canadian law, which proceeding, application or case is not dismissed or withdrawn within ninety (90) days of commencement or filing, as the case may be;
(g) failure of the Company to pay an installment of Interest or the Principal Amount when due; or (h) upon a Change of Control (as defined immediately below) of the Company or the Guarantor. For purposes hereof, "Change of Control" means the occurrence of any of the following events:

                  (i) Ownership. After the date of this Note, any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who is not an owner of the Company's (or, if applicable, Guarantor's) outstanding voting securities as of the date of this Note becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, in a single transaction or series of related transactions, of securities of the Company (or, if applicable, Guarantor) representing more than 50% of the total voting power represented by the Company's (or, if applicable, Guarantor's) then outstanding voting securities or more than 50% of the value of all outstanding securities of the Company (or, if applicable, Guarantor), excluding for this purpose the Company, the Guarantor, their Affiliates (as that term is defined under Rule 405 of the Securities Act of 1933, as amended, including, without limitation, executive officers and directors of the Company or the Guarantor), senior management of the Company or the Guarantor as of the date of this Note, or any employee benefit plan of the Company or the Guarantor (including, without limitation, an Employee Stock Ownership Plan as defined in Section 4975 of the Internal Revenue Code of 1986, as amended); or

                  (ii) Merger/Sale of Assets. A merger or consolidation of the Company or the Guarantor, other than a merger or consolidation that would result in the voting securities of the Company or the Guarantor outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or the Guarantor or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Company or the Guarantor approve an agreement for the sale or disposition by the Company or the Guarantor of all or substantially all of the Company's or the Guarantor's assets.


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         4. Restrictions on Transfer. This Note is non-negotiable and it may not be sold, transferred, pledged, assigned or hypothecated without the prior written consent of the Company.

         5. Late Charges; Other Charges; No Waiver. In the event of a default in the payment of Interest, the Company shall pay a late charge equal to ten percent (10%) of the Interest payment due. If an Event of Default occurs, the Company will pay to the Holder the reasonable costs and expenses of collection, including but not limited to reasonable attorneys' fees and any court costs incurred in connection with such collection efforts. No course of dealing and no delay on the part of the Holder in exercising any rights shall operate as a waiver thereof or otherwise prejudice the Holder's rights and no consent or waiver shall extend beyond the particular circumstance involved.

         5. Miscellaneous.

                  (a) No recourse shall be had for the payment of the Principal Amount or the Interest on this Note, or for any claim based hereon or otherwise in respect hereof, against any incorporator, shareholder, officer, director, representative or agent as such, past, present or future, of the Company or any successor or assign of such a person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released by the Holder (and the Holder's successors and assigns). The foregoing shall not, however, exculpate a director or shareholder from liability, if any, for approving (in the case of a director) or receiving (in the case of a shareholder) a dividend or distribution of money or assets that is not permitted by law.

                  (b) All payments contemplated hereby to be made "in cash" shall be made by valid check in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments of cash shall be made to the Holder at the address set forth above or as designated in writing to the Company by the Holder from time to time. The Holder can designate, by delivering at least 10 calendar days' advance written notice to the Company, a different delivery address for any one or more specific payments.

                  (c) This Note shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its conflicts of law principles. Each of the parties hereto consents to the jurisdiction of the state and federal courts sitting in New Jersey in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

                  (d) This Note constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreements relating to the subject matter hereof existing between the parties are expressly canceled.

                  (e) If any part of this Note is found to be void, its remaining provisions shall nevertheless be binding with the same effect as though the void parts were deleted.


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                  (f) The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.


                                          THINKPATH, INC.



                                          By: _____________________________
                                               Declan French
                                               President





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